Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1200

CHURCH & DWIGHT REPORTS Q2 RESULTS

Q2 NET SALES AND EPS EXCEED OUTLOOK

Q2 NET SALES GROWTH 14.5%, EPS +69.0%, +19.5% (ADJUSTED)

RAISES FULL YEAR SALES AND EPS OUTLOOK

2018 Second Quarter Results	2018 Full Year Outlook Raised
•Sales growth +14.5%; Organic +4.4%	•Reported Sales growth now to exceed 9%
•Domestic Sales growth +14.1%; Organic +5.0% •International Sales growth +21.4%; Organic +6.8% •EPS growth +69.0%; Adjusted +19.5%	•Organic Sales growth now to approximately 3.5% •2018 EPS outlook now: $2.26 to $2.28, +17-18% Adjusted •Cash from operations now to exceed $690MM

EWING, NJ, AUGUST 2, 2018 – Church & Dwight Co., Inc. (NYSE: CHD) today announced Q2 2018 reported EPS of $0.49, a 69.0% increase, exceeding the Company’s outlook.  Adjusted EPS increased 19.5% excluding a prior year $0.12 charge related to the U.K. pension settlement.

Q2 net sales grew 14.5% to $1,027.9 million.  Organic sales grew 4.4% driven by global consumer products growth of 5.3%.  Global consumer organic sales were driven by volume growth of 6.5%, partially offset by 1.2% unfavorable product mix and pricing, which continues to improve.

Matthew Farrell, Chief Executive Officer, commented, “We were pleased to deliver strong Q2 results, far exceeding our outlook of approximately 3% organic sales growth and $0.46 EPS.  Our categories are growing and our market shares are healthy.  11 of our 15 categories grew during the quarter and 9 have grown for at least 3 consecutive quarters.  The Consumer Domestic business posted strong volume growth in Q2 as 7 out of 11 power brands met or exceeded category growth.  The investments in our international business, particularly export, continue to pay off as we consistently exceed our 6% organic growth target.  Our 2017 acquisition of Waterpik continues to perform well.”

Second Quarter Review

Consumer Domestic net sales were $774.1 million, a $95.9 million or 14.1% increase driven by recent acquisitions, and household and personal care sales growth.  Organic sales increased 5.0% due to higher volume (+6.2%) offset by price and product mix (-1.2%).  Growth was led by ARM & HAMMER liquid and unit dose laundry detergent, BATISTE dry shampoo, VITAFUSION and L’IL CRITTERS gummy vitamins, XTRA laundry detergent, and VIVISCAL and TOPPIK hair care products.

Consumer International net sales were $176.1 million, a $31.0 million or 21.4% increase driven by recent acquisitions, expansion of our export business, and broad-based household and personal care growth.  Organic sales increased 6.8% due to higher volume (+8.2%) offset by price and product mix (-1.4%).  Organic sales were driven primarily by OXICLEAN, BATISTE, and ARM & HAMMER liquid laundry detergent in the export business, ARM & HAMMER liquid laundry detergent and clumping cat litter, BATISTE in Canada, and OXICLEAN Ultra Gel and NAIR in Mexico.

Specialty Products net sales were $77.7 million, a $3.0 million or 4.0% increase.  Organic sales decreased -5.1% due to lower volume (-6.7%) offset by pricing (+1.6% primarily in the bulk sodium bicarbonate business).  Demand in the dairy industry is significantly reduced due to low milk prices.

Gross margin decreased 140 basis points to 44.3%.  The decrease was impacted by higher commodities and transportation costs.  In addition, reported results include a -70 basis point impact from a voluntary recall and a FDA mandated withdrawal associated with certain oral care products.

Marketing expense was $136.4 million, an increase of $5.5 million or 4.2%.  Marketing expense as a percentage of net sales decreased 130 basis points to 13.3% reflecting recent acquisitions which have a lower spend rate.

Selling, general, and administrative expense (SG&A) was $144.7 million or 14.1% of net sales, a 330 basis point decrease, primarily due to the prior year U.K. pension settlement.  On an adjusted basis, excluding the U.K. pension settlement charge, SG&A increased 110 basis points primarily due to acquisitions, including intangible amortization costs, and IT and R&D investment spending.

Income from Operations was $173.8 million or 16.9% of net sales.

Other Expense was $20.8 million, primarily driven by incremental interest expense on higher debt levels related to recent acquisitions.

The effective tax rate was 21.7% compared to 37.6% in 2017.  This change was primarily due to the impact of the Q2 2017 U.K. pension settlement and the Tax Cuts and Jobs Act (“TCJA”) enacted in the U.S. in December 2017.

Operating Cash Flow

For the first six months of 2018, net cash from operating activities was $322.7 million, a $73.4 million increase from the prior year due to higher cash earnings and a smaller increase in working capital.  Excluding prior year payments totaling $25 million for the U.K. pension plan settlement and higher than normal deferred compensation payments, cash from operations would have increased $48 million.  Capital expenditures for the first six months were $19.6 million, a $9.2 million increase from the prior year.

At June 30, 2018, cash on hand was $89.3 million, while total debt was $2,212.9 million.

2018 New Products

Mr. Farrell commented, “Innovation continues to be a big driver of our success.  In support of our long-term strategy to drive revenue and earnings growth, we have launched new products in several categories.  We launched ARM & HAMMER CLUMP & SEAL lightweight unscented cat litter with guaranteed 7-day odor control building on the success of our innovative CLUMP & SEAL franchise.  We expanded our ODOR BLASTERS laundry platform leveraging technology that eliminates tough odors and are seeing strong consumption results.  We introduced new VITAFUSION and L’IL CRITTERS probiotics gummy vitamins supporting digestive health by providing friendly bacteria in a great tasting gummy.  WATERPIK launched a water flosser to restore whiteness while flossing.  TROJAN has launched NIRVANA, an assortment of sensation condoms celebrating self-expression in an exclusive package design.  BATISTE continues to expand distribution with three unique fragrances leveraging its #1 U.S. share position.”

Outlook for 2018

Mr. Farrell stated, “We now expect full year sales growth to exceed 9% and organic sales growth to be approximately 3.5%.  We now expect full year gross margin to contract 120 basis points which now reflects higher logistics costs and the Q2 voluntary recall and FDA mandated withdrawal.  We continue to increase our marketing spend dollars and expect the percentage of net sales to be approximately 11.5% as recent acquisitions have lower marketing spend rates.  We are raising our 2018 EPS outlook to $2.26 to $2.28 (previously $2.24 to $2.28) or adjusted EPS growth of 17% to 18% (reported decline of 21% to 22% due to 2017 tax law changes) which reflects continued strong business performance.  Stronger volume growth and share gains are expected to offset the incremental gross margin pressure and currency impact.”

For Q3, we expect reported sales growth of approximately 5% and organic sales growth of approximately 3%.  We expect EPS to approximate $0.53 per share, a 2% reported increase over last year’s Q3 EPS and an 8% increase over last year’s adjusted Q3 EPS, both of which reflect the impact of higher marketing spend.”

Church & Dwight Co., Inc. will host a conference call to discuss Q2 2018 results on August 2, 2018 at 10:00 a.m. (ET).  To participate, dial 877-322-9846 within the U.S. and Canada, or 631-291-4539 internationally, using access code 9069046.  A replay will be available two hours after the call at 855-859-2056 using the same access code.  You also can participate by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; gross margin changes; trade and marketing spending; marketing expense as a percentage of net sales; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of competitive laundry detergent products, including unit dose laundry detergent; the impact of foreign exchange and commodity price fluctuations; the impact of acquisitions and divestitures; capital expenditures; the impact of pension settlement charges; the impact of U.S. tax reform and the Company’s effective tax rate. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); unanticipated increases in raw material and energy prices; delays or other problems in manufacturing or distribution; increases in transportation costs; adverse developments affecting the financial condition of major customers and suppliers; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; issues relating to the Company’s information technology and controls; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the acquisition or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws.  You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information.  Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except per share data)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net Sales	$1,027.9	$898.0	$2,033.9	$1,775.2
Cost of sales	573.0	487.6	1,127.5	965.5
Gross Profit	454.9	410.4	906.4	809.7
Marketing expenses	136.4	130.9	236.3	221.7
Selling, general and administrative expenses	144.7	156.3	276.0	268.7
Income from Operations	173.8	123.2	394.1	319.3
Equity in earnings of affiliates	2.4	3.1	4.5	5.2
Other income (expense), net	(20.8)	(9.5)	(42.5)	(17.5)
Income before Income Taxes	155.4	116.8	356.1	307.0
Income taxes	33.7	43.9	76.6	102.6
Net Income	$121.7	$72.9	$279.5	$204.4
Net Income per share - Basic	$0.50	$0.29	$1.14	$0.81
Net Income per share - Diluted	$0.49	$0.29	$1.12	$0.79
Dividends per share	$0.22	$0.19	$0.43	$0.38
Weighted average shares outstanding - Basic	244.8	249.8	244.9	252.0
Weighted average shares outstanding - Diluted	249.3	255.6	249.7	257.7

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	June 30, 2018	December 31, 2017
Assets
Current Assets
Cash and Cash Equivalents	$89.3	$278.9
Accounts Receivable	348.6	345.9
Inventories	369.2	330.7
Other Current Assets	63.3	44.7
Total Current Assets	870.4	1,000.2
Property, Plant and Equipment (Net)	593.1	607.7
Equity Investment in Affiliates	9.4	9.3
Trade Names and Other Intangibles	2,311.9	2,320.5
Goodwill	1,992.9	1,958.9
Other Long-Term Assets	121.7	118.2
Total Assets	$5,899.4	$6,014.8
Liabilities and Stockholders’ Equity
Short-Term Debt	$110.8	$270.9
Current portion of Long-Term debt	299.5	-
Other Current Liabilities	690.5	664.1
Total Current Liabilities	1,100.8	935.0
Long-Term Debt	1,802.6	2,103.4
Other Long-Term Liabilities	774.9	758.4
Stockholders’ Equity	2,221.1	2,218.0
Total Liabilities and Stockholders’ Equity	$5,899.4	$6,014.8

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Six Months Ended
(Dollars in millions)	June 30, 2018	June 30, 2017

Net Income	$279.5	$204.4

Depreciation and amortization	69.9	59.2
Deferred income taxes	1.2	11.3
Non-cash compensation	15.9	12.3
Non-cash pension settlement charge	-	31.7
Other	(1.4)	(1.3)
Subtotal	365.1	317.6

Changes in assets and liabilities:
Accounts receivable	(4.8)	(6.8)
Inventories	(39.1)	(30.1)
Other current assets	(5.5)	(10.4)
Accounts payable and accrued expenses	13.9	(14.2)
Income taxes payable	(8.1)	(10.7)
Other	1.2	3.9
Net cash from operating activities	322.7	249.3

Capital expenditures	(19.6)	(10.4)
Acquisitions	(49.8)	(235.3)
Other	(1.8)	3.4
Net cash (used in) investing activities	(71.2)	(242.3)

Net change in long-term debt	-	200.0
Net change in short-term debt	(159.8)	202.6
Payment of cash dividends	(106.2)	(95.7)
Proceeds from stock option exercises	28.9	27.3
Purchase of treasury stock	(200.0)	(300.0)
Deferred financing and other	(2.4)	(1.0)
Net cash (used in) provided by financing activities	(439.5)	33.2

F/X impact on cash	(1.6)	9.6

Net change in cash and cash equivalents	$(189.6)	$49.8

2018 and 2017 Product Line Net Sales

	Three Months Ended		Percent
	6/30/2018	6/30/2017	Change
Household Products	$429.9	$410.8	4.6%
Personal Care Products	344.2	267.4	28.7%
Consumer Domestic	$774.1	$678.2	14.1%
Consumer International	176.1	145.1	21.4%
Total Consumer Net Sales	$950.2	$823.3	15.4%
Specialty Products Division	77.7	74.7	4.0%
Total Net Sales	$1,027.9	$898.0	14.5%

	Six Months Ended		Percent
	6/30/2018	6/30/2017	Change
Household Products	$842.9	$805.3	4.7%
Personal Care Products	682.6	532.6	28.2%
Consumer Domestic	$1,525.5	$1,337.9	14.0%
Consumer International	356.8	288.2	23.8%
Total Consumer Net Sales	$1,882.3	$1,626.1	15.8%
Specialty Products Division	151.6	149.1	1.7%
Total Net Sales	$2,033.9	$1,775.2	14.6%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.  These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions and excluding foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted SG&A Expense:

This press release presents information regarding adjusted SG&A, namely selling, general and administrative expenses excluding the 2017 charge related to our U.K. pension settlement.  We believe that this metric enhances investors’ understanding of the Company’s year over year expenses by excluding certain significant one-time items.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year-over-year EPS growth.  Adjusted 2017 EPS excludes a charge related to the Brazil Specialty Products business, a settlement charge related to the U.K. pension termination, a tax benefit from a joint venture impairment, and a one-time tax benefit to adjust deferred tax accounts and reflect deemed repatriation of foreign subsidiary earnings as a result of the Tax Cuts and Jobs Act (TCJA).

Adjusted Operating Cash Flow:

This press release also presents adjusted operating cash flow, namely, operating cash flow calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-

period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and provides useful supplemental information regarding our year over year cash flow.  Adjusted 2017 cash flow excludes cash payments for the U.K. pension plan settlement and higher than normal deferred compensation payments.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 6/30/2018

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	14.5%	15.4%	14.1%	21.4%	4.0%
Less:
Acquisitions	9.6%	9.6%	9.1%	11.8%	9.1%
Add:
FX / Other	-0.5%	-0.5%	0.0%	-2.8%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	4.4%	5.3%	5.0%	6.8%	-5.1%

	Six Months Ended 6/30/2018

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	14.6%	15.8%	14.0%	23.8%	1.7%
Less:
Acquisitions	9.9%	10.3%	9.7%	11.8%	8.4%
Add:
FX / Other	-0.9%	-0.9%	0.0%	-5.2%	0.0%
Divestitures	0.3%	0.0%	0.0%	0.0%	3.6%

Organic Sales Growth	4.1%	4.6%	4.3%	6.8%	-3.1%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended June 30, 2018		For the quarter ended June 30, 2017		Change
Adjusted SG&A Reconciliation
SG&A - Reported	$144.7	14.1%	$156.3	17.4%	(330)	bps
U.K. Pension Settlement	$-	0.0%	$(39.2)	-4.4%	440	bps
SG&A - Adjusted (non-GAAP)	$144.7	14.1%	$117.1	13.0%	110	bps

Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.49		$0.29		69.0%
U.K. Pension Settlement	$-		$0.12
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.49		$0.41		19.5%

	For the six months ended
	June 30, 2018	June 30, 2017	Change
Adjusted Cash From Operating Activities
Net Cash From Operating Activities - Reported	$322.7	$249.3	$73.4
U.K. Pension Settlement & Deferred Compensation	$-	$25.0	$(25.0)
Net Cash From Operating Activities - Adjusted (non-GAAP)	$322.7	$274.3	$48.4

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	September 30, 2018	December 31, 2018
Reported Sales Growth	5%	9%
Less:
Acquisitions	2%	5.5%

Organic Sales Growth	3%	3.5%

	For the quarter ended
	Sept. 30, 2018	Sept. 30, 2017	Change
Forecasted Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.53	$0.52	1.9%
Joint Venture Impairment Tax Benefit	$-	$(0.03)
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.53	$0.49	8.2%

Forecasted Adjusted Diluted Earnings Per Share Reconciliation

	For the Year Ended December 31,
	2018	2017	% Change

Diluted Earnings Per Share - Reported	$2.26 - 2.28	$2.90	-21% to -22%

Brazil Charge	$-	$0.01

U.K. Pension Settlement Charge	$-	$0.12

Joint Venture Impairment Tax Benefit	$-	$(0.03)

U.S. TCJA Tax Reform	$-	$(1.06)

Diluted Earnings Per Share - Adjusted (non-GAAP)	$2.26 - 2.28	$1.94	17% to 18%